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                                                                     EXHIBIT 2.3

                        Physician Corporation of America
                        5835 Blue Lagoon Drive, 4th Floor
                              Miami, Florida 33126

                                August 30, 1996

Health Partners of Alabama, Inc.
Health Partners Southeast, Inc.
680 Beacon Parkway West, Suite 500
Birmingham, Alabama 35209

     RE:  Second Amendment to that certain Stock Purchase Agreement, dated
          May 3, 1996 and amended on August 15, 1996, by and between Physician Corporation of America ("PCA") and Health Partners of Alabama, Inc. ("HPA"), as assigned by HPA to and assumed by Health Partners Southeast, Inc. ("HPS") of even date herewith (collectively, the "Stock Purchase Agreement")

Dear HPA and HPS:

     The parties desire to amend the Stock Purchase Agreement as follows:

     1. Employee Incentives: PCA hereby acknowledges that it has transferred $67,587.50 to PCA Health Plans of Georgia, Inc. ("PCA-GA") and $338,831.99 to PCA Health Plans of Alabama, Inc. ("PCA-AL") in order to allow PCA-GA and PCA-AL to satisfy the employee incentive payments to such persons (the "Payees") and in such amounts as set forth in Exhibit A attached hereto and incorporated herein (the "Employee Incentive Payments"). HPS agrees to cause PCA-GA and PCA-AL: (a) to pay the appropriate amount of the Employee Incentive Payments to the appropriate Payee as soon as practical after the date hereof but no later than ten days after the date on which PCA transfers ownership to HPS of PCA-GA and PCA-AL, as may be applicable; and (b) to use its best efforts to obtain an executed Acknowledgment and Release from each Payee in the form attached hereto as Exhibit B. If PCA-GA or PCA-AL are unable to obtain an executed Acknowledgment and Release from the appropriate Payee, then HPS shall cause PCA-GA or PCA-AL, as may be applicable, to contact Jose Menendez, Esq. or such other designee of PCA for further instructions with respect to such payment. As consideration for such services, PCA hereby indemnifies, defends and holds harmless HPS, HPA, PCA-GA and PCA-AL, and their officers, directors, shareholders, employees, agents and assigns, from any liability owed by such parties to any Payee with respect to that certain Incentive Compensation Agreement with such Payee as referenced in the applicable Acknowledgment and Release.

     2. Temporary Name Use: PCA agrees to allow PCA-GA and PCA-AL to temporarily use the initials "PCA" on its membership cards and existing marketing materials for a period not to exceed sixty days from the date after the date on which PCA transfers ownership to HPS of PCA-GA and PCA-AL, as may be applicable. PCA-GA, PCA-AL and HPS are prohibited from using the initials "PCA", the name "Physician Corporation of America" or any derivative thereof in any manner other than as set forth in the foregoing sentence without the prior written consent of PCA.

     3. Access to Telephone System: The telephone system currently used by PCA-GA is being leased in conjunction with PCA Solutions, Inc. and expect as otherwise provided herein, will be used exclusively by PCA Solutions, Inc. following PCA's transfer of ownership of PCA-GA to HPS.

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However, PCA hereby agrees to allow PCA-GA to continue its current use of such telephone system for a period of one hundred twenty days following such transfer. PCA-GA shall pay its applicable share of the lease cost with respect to this telephone system during this period of use.

     4. Adjustment to Base Purchase Price and Covenant Not-to-Compete: In consideration for each party agreeing not to terminate the Stock Purchase Agreement under Section 8.1(c) thereof prior to September 17, 1996 and extending the Stock Purchase Agreement to September 17, 1996, the parties agree: (a) to increase the Base Purchase Price under Section 1.2 of the Stock Purchase Agreement from $22,500,000 to $23,000,000 with this additional $500,000 deposited with the Escrow Agent in a separate escrow account to be released to PCA on August 17, 1998 to be utilized in connection with the obligations of Seller to indemnify HPS under the Stock Purchase Agreement, and such additional $500,000 amount shall be paid in connection with the sale of the capital stock of PCA-HSA from PCA to HPS; and (b) decrease the amount payable $500,000 on the first anniversary date of the Closing Date and $1,000,000 on the second anniversary date of the Closing Date. Notwithstanding this reduction of the amount payable under Section 5.12 of the Stock Purchase Agreement, if the last sentence of Section 5.12 of the Stock Purchase Agreement becomes operational, PCA shall immediately refund to HPS all payments then made by HPS under Section 5.12 of the Stock Purchase Agreement together with an additional $500,000, at which point the Covenant Not-to-Compete and the Period of Non-Compete will terminate.

     5. Limited Software Use Agreement: The Limited Software Use Agreement shall include Section 11(b) and (c) set forth in the draft of such agreement provided to HPS's counsel by PCA's counsel on July 25, 1996.

     6. Escrow Agreement: The Escrow Agreement contemplated in the Stock Purchase agreement shall provide that the governing law for such agreement shall be Georgia and choice of venue for any arbitrations or legal actions shall be held in Atlanta, Georgia. In addition, the Escrow Agreement will not include language which was previously set forth in the Stock Purchase Agreement but will incorporate by reference the terms of the Stock Purchase Agreement.

     7. Marketing of PCA-AL, PCA-HSA and PCA-GA: In the event that no hearing date is established with the Georgia Department of Insurance on or before September 4, 1996 with respect to the transfer of PCA-GA from PCA to HPS, PCA may privately market the sale of the capital stock or assets of PCA-AL, PCA-HSA and/or PCA-GA to five or fewer potential purchasers. Notwithstanding the foregoing, PCA may not enter into any agreement to privately sell such stock or assets of PCA-AL, PCA-HSA or PCA-GA on or prior to September 17, 1996.

     The parties to the Stock Purchase Agreement hereby amend the Stock Purchase Agreement only with respect to the matters contained herein, and all other terms and provisions of the Stock Purchase Agreement shall remain unchanged as of the date hereof.

                                       Sincerely,
                                       Physician Corporation of America


                                       By: /s/ Clifford W. Donnelly
                                           _____________________________________
                                           Clifford W. Donnelly,
                                           Senior Vice President and
                                           Chief Financial Officer

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                             AGREED AND ACCEPTED:

     The undersigned consent to the terms of the foregoing letter and hereby amend the Stock Purchase Agreement as set forth above.

August 30, 1996                        Health Partners of Alabama, Inc.


                                       By: /s/ Gary Simmons
                                           _____________________________________
                                           Gary Simmons,
                                           Senior Vice President and
                                           Chief Financial Officer

                                       Health Partners Southeast, Inc.


                                       By: /s/ Gary Simmons
                                           _____________________________________
                                           Gary Simmons,
                                           Senior Vice President and
                                           Chief Financial Officer



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